Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of AOL Inc. on Form S-8 dated August 16, 2012 pertaining to the Amended and Restated AOL Inc. 2010 Stock Incentive Plan and to the AOL Inc. 2012 Employee Stock Purchase Plan of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of AOL Inc. and the effectiveness of internal control over financial reporting of AOL Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

August 16, 2012